EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement No. 333-126069 on Form S-3, of American Real Estate Partners, L.P., of our report dated March 1, 2007, with respect to the consolidated balance sheets of ImClone Systems Incorporated and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2006 annual report on Form 10-K of American Real Estate Partners, L.P. Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

/s/ KPMG LLP

Princeton, New Jersey
March 15, 2007